Exhibit 99.1

C.H. Robinson Worldwide, Inc.

14701 Charlson Road

Eden Prairie, MN 55347

Contact: Angie Freeman, vice president (952) 937-7847

FOR IMMEDIATE RELEASE

C.H. ROBINSON WORLDWIDE NAMES NEW BOARD MEMBER

Mary J. Steele Guilfoile Joins Board of Directors

MINNEAPOLIS, September 26, 2012 — C.H. Robinson Worldwide, Inc. (Nasdaq: CHRW) announced today that its Board of Directors has appointed a new director, Mary J. Steele Guilfoile, effective October 1, 2012. Guilfoile, 58, currently is chairman of MG Advisors, Inc., a privately owned financial services merger and acquisition advisory and consulting services firm.

“Mary is an excellent addition to our Board,” said John P. Wiehoff, chairman and chief executive officer of C.H. Robinson. “Mary’s extensive leadership experience at large corporations, financial acumen, and business development knowledge will be a significant benefit to our shareholders. She is also an experienced director and brings board governance expertise. We’re very pleased to have her as a director.”

Prior to joining MG Advisors in 2002, Guilfoile spent twelve years with JP Morgan Chase and its predecessor companies, Chase Manhattan Corporation and Chemical Banking Corporation, as executive vice president, corporate treasurer, and chief administrative officer for its investment bank, and various merger integration, executive management and strategic planning positions.

Guilfoile currently serves on the boards of The Interpublic Group of Companies (IPG), where she is chairman of the Audit Committee, and Valley National Bancorp (VLY). Guilfoile earned her Master of Business Administration from Columbia University Graduate School of Business, and her bachelor’s degree from Boston College.

Founded in 1905, C.H. Robinson Worldwide, Inc., is a global provider of multimodal transportation services and logistics solutions, serving over 37,000 customers through a network of 234 offices in North America, Europe, Asia, South America, and Australia. C.H. Robinson is one of the largest third-party logistics companies in the world, with annual total revenues of over $10 billion. For more information about our company, visit our Web site at www.chrobinson.com.

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